UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 22, 2006

INSITE VISION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22332 (Commission File No.)	94-3015807 (I.R.S. Employer Identification Number

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 865-8800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation

On December 22, 2006, InSite Vision Incorporated (the “Company”) entered into an agreement (the “Amendment”) to amend the terms of the Senior Secured Promissory Notes of the Company (the “Senior Secured Notes”) having an aggregate principal amount of $6.3 million issued in December 2005 and January 2006 with holders representing a majority of the aggregate principal amount of the Senior Secured Notes (the “Requisite Holders”). Prior to the Amendment, $4.3 million and $2.0 million in aggregate principal amount of the Senior Secured Notes had maturity dates of December 30, 2006 and January 11, 2007, respectively. The Amendment extends the maturity dates of all Senior Secured Notes to February 15, 2007, and provides for an additional extension to March 31, 2007 upon the approval of the Requisite Holders and the Company. The Amendment also provides that the Company will not sell or issue any equity securities in any transaction or series of transactions without the prior written consent of the Requisite Holders, other than under employee stock option plans, stock purchase plans and pursuant to the exercise of warrants, or under other existing commitments to issue equity securities, in each case outstanding as of the date of the Amendment.

The Senior Secured Notes remain secured by a lien on all of our assets, including our intellectual property, continue to bear interest at a rate of twelve percent (12%) per annum and are otherwise subject to the same terms, restrictions and conditions as prior to the Amendment.

A copy of the Amendment is attached hereto as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.    Description
10.1        Amendments to Senior Secured Notes of InSite Vision Incorporated, dated as of  December 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: December 26, 2006
Date: December ___, 2006

InSite Vision Incorporated (Registrant)

By:	/s/ S. Kumar Chandrasekaran

Name:	S. Kumar Chandrasekaran, Ph. D.

Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.    Description
10.1        Amendments to Senior Secured Notes of InSite Vision Incorporated, dated as of  December 22, 2006.